Exhibit 99.1

   JONES LANG LASALLE REPORTS RECORD SECOND QUARTER DRIVEN BY LARGE INCENTIVE
                FEE; NET INCOME OF $66.2 MILLION, $1.94 PER SHARE

    CHICAGO, July 25 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today reported net income of $66.2 million, or $1.94 per diluted share of common stock, for the quarter ended June 30, 2006, and net income of $70.8 million, or $2.08 per share, for year-to-date 2006. In 2005, net income for the second quarter was $24.8 million, or $0.74 per share, with year-to-date net income of $16.2 million, or $0.48 per share. Operating income for the second quarter of 2006 nearly tripled to $84.3 million from $29.9 million a year ago and on a year-to-date basis increased to $93.0 million from $19.6 million.

    The second-quarter results included a strong contribution by the firm's money management business, LaSalle Investment Management, which recognized an incentive fee of $109.5 million from a single client. This amount exceeded initial expectations due to higher than expected asset values, which were supported by independent valuations completed at the end of the second quarter.

    All of the firm's operating segments achieved strong increases in revenue for both the second quarter and year-to-date 2006 compared with the same periods of the prior year. Revenue for the second quarter of 2006 was $510 million, an increase of 57 percent in U.S. dollars and 58 percent in local currencies. For the first half of the year, revenue was $847 million, an increase of 50 percent in U.S. dollars and 53 percent in local currencies, over the prior year. Spaulding & Slye represented seven percent of the total increase in U.S. dollars for the first half of 2006 compared with 2005, while the significant incentive fee represented 19 percent.

    Second Quarter 2006 Highlights:

    -- LaSalle Investment Management recognized $109.5 million incentive fee -- Revenue increased with significant growth in all business segments
    --  Operating income improved by $54.4 million to $84.3 million

    "Our outstanding operating performance in the quarter was driven by healthy global real estate markets, and by the investments which we have made to grow our firm. Our people have once again shown outstanding commitment to providing our clients with excellent service throughout the world," said Colin Dyer, Chief Executive Officer of Jones Lang LaSalle. "Strengthened with this quarter's large incentive fee and by robust underlying growth throughout the firm, we will continue to invest aggressively in people and infrastructure to increase our competitive momentum," Dyer added.

    Operating expenses were $425 million for the second quarter of 2006 compared with $295 million for the same period in 2005, an increase of 44 percent in U.S. dollars and 45 percent in local currencies. Operating expenses for the first half of the year increased 38 percent in U.S. dollars and 41 percent in local currencies to $754 million. The increase was driven mainly by the impact of increased accrued incentive compensation due to the timing of the improved revenue performance and costs associated with the generation of additional revenue. Also contributing to the increase were the strategic investments made in 2006, the full impact in the current year of the investments made throughout 2005, and the acquisition of Spaulding & Slye completed on January 3, 2006.

    Interest expense of $4.5 million for the second quarter of 2006 was higher than the $1.4 million incurred for the same period in 2005 due to a higher debt balance and higher interest rates compared with a year ago. The higher debt balance was principally related to the Spaulding & Slye acquisition, but also capital expenditures that were greater than historical levels and increased co-investment funding to support the growth in the money management business.

    Business Segment First Quarter Performance Highlights

    Investor and Occupier Services

    -- In the Americas, revenue for the second quarter of 2006 was $135 million, an increase of 44 percent over the prior year, while for the first half of the year, revenue increased to $248 million, an increase of 48 percent over the same period in 2005. In 2006, the second quarter and the first half of the year benefited from growth in the region's significant product lines as well as the acquisition of Spaulding & Slye. Spaulding & Slye contributed 44 percent for the quarter and 46 percent for the first half of the year of the Americas total increase in U.S. dollars year over year.

        At the end of 2005, the Americas reoriented part of its operations to focus on "Markets" and "Accounts." The goal of the Markets organization is to maximize the firm's local competitive position in its targeted markets. The Accounts organization focus is on service delivery and strategic advice to multi-geographic corporate clients. Capital Markets, Public Institutions, Retail and Regional Operations (Canada and Latin America) remain separate Americas businesses.

        Revenue was strong in each of the Markets and Accounts organizations for both the quarter and year to date in 2006, and in aggregate increased over 50 percent for both periods compared with the prior year as increased activity from new client wins in late 2005 has now started to contribute to the results. Transaction revenue was up 59 percent for the quarter and 66 percent for the first half of the year compared with 2005 due to an increased number of large transactions that closed in 2006. Management Service revenue was up 31 percent for the quarter and 35 percent year to date over 2005, due to the growth of Project and Development Services where the firm has been particularly successful with its multi-site project product line. Revenue in the Americas Hotels business more than tripled in the second quarter of 2006, compared with 2005, due to the closing of several significant transactions in the quarter, in addition to benefits from the acquisition of the select service hotel real estate broker and advisory firm completed late in the second quarter of 2005.

        Total operating expenses for the quarter and year to date increased 47 and 46 percent, respectively, over the prior year as the result of continued investment activity throughout the region, higher compensation costs associated with revenue-generating activities and the Spaulding & Slye acquisition.

    -- Europe's second-quarter revenue increased 13 percent in U.S. dollars, 14 percent in local currencies to $136 million, and 17 percent in U.S. dollars, 21 percent in local currencies to $239 million, for the first half of the year. Transaction Services revenue was up 17 percent for the quarter and 24 percent year to date in U.S. dollars over the prior year, driven by Capital Markets and Agency Leasing. For the first half of 2006, Capital Markets was up 66 percent and Agency Leasing was up 16 percent compared with the prior year. The year-to-date revenue is a more comparable measure to the prior year as the Easter holiday was in different quarters in the past two years, impacting the quarterly results.

        Germany and France continued their momentum and experienced robust growth as a result of improved market conditions and ongoing international capital flowing into those countries. Driven primarily by Capital Markets activity, Germany's revenue was up approximately 60 percent in local currencies for both the second quarter and year to date compared with 2005. France has experienced revenue growth of 38 and 71 percent, respectively, for the quarter and year to date in local currencies, compared with 2005. Favorable activity in Central and Eastern Europe, including Russia, has continued, with revenue for the first half of the year up 65 percent for the group in local currencies over last year. The growth across almost all markets was partially offset by declines in Sweden and the European Hotels business. Revenue in the United Kingdom was flat for the quarter year over year but was up 11 percent for the first half of the year compared with 2005.

        In line with Europe's long-term strategy to build a market-leading transaction and advisory business, two local acquisitions were completed during the second quarter of 2006. The acquisitions of Rogers Chapman, a specialist commercial real estate advisor with 53 employees, and The Littman Partnership, a specialist-planning business with six individuals, will allow the firm to achieve greater market penetration and to improve the level of service to our clients.

        Operating expenses in 2006 increased by 15 percent in U.S. dollars for both the second quarter and first half of the year compared with 2005, and increased by 16 and 18 percent in local currencies for the quarter and year to date, respectively. The increase was due to the commitment to growth and making strategic investments across businesses in addition to opening new offices in Ukraine, Kazakhstan and Spain. Higher incentive compensation resulted from improved revenue and operating performance on a year-to-date basis as 2006 had operating income of $0.4 million compared with an operating loss of $1.9 million in 2005.

    -- Second-quarter revenue for the Asia Pacific region was up 12 percent in U.S. dollars and 13 percent in local currencies to $76 million from the prior year and, on a year-to-date basis, up 14 and 17 percent in U.S. dollars and local currencies, respectively to $134 million. Revenue growth in the first half of the year was driven equally by Transaction Services and Management Services revenue, which each grew 12 percent in U.S. dollars. The second-quarter growth over the prior year was led by Australia with revenue up 19 percent in local currencies over last year as it benefited from healthy growth across the majority of its product lines. The growth markets of China and India continued to track with revenue increases of 23 and 32 percent, respectively. For the first half of the year, Japan's and Hong Kong's combined revenue was flat year over year but based on the current transaction pipelines, growth is anticipated in the second half of 2006. On a year-to-date basis, Australia contributed approximately 46 percent to the region's revenue growth with the remaining growth being delivered by China, India and Singapore.

        The increase in operating expenses for the Asia Pacific region for both the second quarter and first half of 2006 was primarily a result of the firm's continued investment in people and technology infrastructure along with market expansion supporting the opening of new offices across the region. During the quarter, we began operations in Ho Chi Minh City, Vietnam. The 2005 operating expenses included a benefit of a credit of $1.6 million received from a litigation settlement.

    LaSalle Investment Management

    -- LaSalle Investment Management's second-quarter revenue in 2006 in U.S. dollars was $173 million compared with $48 million in 2005, while revenue for the first half of the year increased from $79 million to $234 million. The primary reason for the increase in revenue was the $117 million increase in incentive fees over 2005 as a result of two significant fees being earned in the quarter.

        Incentive fees can vary significantly from period to period due to both the performance of the underlying funds' investments and the contractual timing of the measurement period. During the second quarter of 2006, a single incentive fee of $109.5 million was earned as a result of a final asset portfolio valuation that was completed at the end of the quarter. The values of the assets, which were supported by independent third-party valuations, were significantly higher than expected due to the strong performance of the portfolio. The fee covered an eight-year period ending June 30, 2006.

        Advisory fees, which provide annuity revenue, were $43 million for the second quarter of 2006, compared with $33 million in 2005, an increase of 32 percent over the prior year and an increase of 34 percent, to $81 million, on a year-to-date basis. The increase in Advisory fees was driven by the continued strong growth in the assets currently under management. The acquisition of CenterPoint Properties Trust on behalf of a joint venture with a key client completed during the first quarter of 2006 also contributed to the increase in on-going Advisory fees.

        LaSalle Investment Management's assets under management grew to almost $37 billion at the end of the second quarter of 2006 compared with $28 billion a year ago. Total investments made during the first half of the current year on behalf of clients, including the CenterPoint acquisition, were $6.4 billion.

    Summary

    The firm continues to benefit from the effective execution of its strategic initiatives, favorable market conditions and its globally diverse business platform. Based on the year-to-date strong performance, the firm expects to increase and accelerate its investment activity throughout the globe in people, product lines and infrastructure to support its continued focus on long-term growth objectives. The incremental strategic investments for the full year are anticipated to be approximately $25 million, of which $7 million has been spent through the first half of the year.

    About Jones Lang LaSalle

    Jones Lang LaSalle (NYSE: JLL), the only real estate money management and services firm named to Forbes magazine's Platinum 400, has more than 100 offices worldwide and operates in more than 430 cities in 50 countries. With 2005 revenue of approximately $1.4 billion, the company provides comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. Jones Lang LaSalle is an industry leader in property and corporate facility management services, with a portfolio of 966 million square feet worldwide. In 2005, the firm completed capital markets sales and acquisitions, debt financings, and equity placements on assets and portfolios valued at $43 billion. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $37 billion of assets under management. For further information, please visit http://www.joneslanglasalle.com .

    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2005 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward- looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

    Conference Call

    The firm will conduct a conference call for shareholders, analysts and investment professionals on Wednesday, July 26, 2006 at 9:00 a.m. EDT.

    To participate in the teleconference, please dial into one of the following phone numbers five to 10 minutes before the start time:

    --  U.S. callers:           +1 877 809 9540
    --  International callers:  +1 706 679 7364
    --  Pass code:              2940080

    Replay Information Available: (12:00 p.m. EDT) Wednesday, July 26 through Midnight EDT August 3 at the following numbers:

    --  U.S. callers:           +1 800 642 1687
    --  International callers:  +1 706 645 9291
    --  Pass code:              2940080

    Live web cast

    Follow these steps to listen to the web cast:

    1. You must have a minimum 14.4 Kbps Internet connection

    2. Log on to http://www.videonewswire.com/JLL/34689/event.html and follow instructions

    3. Download free Windows Media Player software: (link located under registration form)

    4. If you experience problems listening, send an e-mail to webcastsupport@tfprn.com

    This information is also available on the company's website at http://www.joneslanglasalle.com .

    If you have any questions, call Yvonne Peterson of Jones Lang LaSalle's Investor Relations department at +1 312 228 2919.

                         JONES LANG LASALLE INCORPORATED
                       Consolidated Statements of Earnings
            For the Three and Six Months Ended June 30, 2006 and 2005
                        (in thousands, except share data)
                                   (Unaudited)

                                                Three Months Ended              Six Months Ended
                                                     June 30,                        June 30,
                                           ----------------------------    ----------------------------
                                               2006            2005            2006            2005
                                           ------------    ------------    ------------    ------------
Revenue                                    $    509,789    $    325,088    $    846,887    $    565,264

Operating expenses:
  Compensation and benefits                     318,369         209,639         549,615         381,765
  Operating,
    administrative and other                     96,894          77,460         184,557         147,482
  Depreciation and amortization                  10,378           8,335          20,354          16,645
  Restructuring credits                            (169)           (250)           (670)           (250)

    Total operating expenses                    425,472         295,184         753,856         545,642

Operating income                                 84,317          29,904          93,031          19,622

Interest expense, net of interest
  income                                          4,478           1,356           7,687           1,686
Equity in earnings
  from unconsolidated ventures                    9,593           4,630           8,649           3,738

Income before provision
  for income taxes                               89,432          33,178          93,993          21,674
Provision for income taxes                       23,216           8,427          24,397           5,505

Net income before
  cumulative effect
  of accounting change                           66,216          24,751          69,596          16,169
Cumulative effect of
  change in accounting principle                      -               -           1,180               -
Net income                                 $     66,216    $     24,751    $     70,776    $     16,169

Net income available to common
  shareholders                             $     65,695    $     24,751    $     70,254    $     16,169

EBITDA                                     $    104,288    $     42,869    $    123,214    $     40,005

Basic earnings per common share            $       2.07    $       0.80    $       2.22    $       0.52

Basic weighted
  average shares outstanding                 31,688,327      31,039,575      31,600,591      31,153,475

Diluted earnings
  per common share                         $       1.94    $       0.74    $       2.08    $       0.48

Diluted weighted
  average shares
  outstanding                                33,821,945      33,512,356      33,796,465      33,624,487

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
            For the Three and Six Months Ended June 30, 2006 and 2005
                                 (in thousands)
                                   (Unaudited)

                                                Three Months Ended              Six Months Ended
                                                     June 30,                        June 30,
                                           ----------------------------    ----------------------------
                                               2006            2005            2006            2005
                                           ------------    ------------    ------------    ------------
INVESTOR & OCCUPIER SERVICES -
  AMERICAS
    Revenue:
      Transaction services                 $     66,535    $     41,940    $    114,747    $     69,039
      Management services                        64,801          49,405         127,062          94,388
      Equity earnings                               135             182             284             181
      Other services                              2,891           2,174           5,432           3,751
      Intersegment revenue                          494             240             659             529
                                                134,856          93,941         248,184         167,888

    Operating expenses:
      Compensation, operating and
        administrative                          121,826          82,550         230,595         157,887
      Depreciation and
        amortization                              5,281           3,671          10,583           7,283
                                                127,107          86,221         241,178         165,170
    Operating income                       $      7,749    $      7,720    $      7,006    $      2,718

  EUROPE
    Revenue:
      Transaction services                 $    109,110    $     92,969    $    188,485    $    151,986
      Management services                        22,561          24,409          43,782          47,873
      Equity earnings                               (85)           (226)           (305)           (226)
      Other services                              4,396           2,785           7,365           5,358
                                                135,982         119,937         239,327         204,991

    Operating expenses:
      Compensation, operating and
        administrative                          127,877         111,409         233,596         201,881
      Depreciation and
        amortization                              2,840           2,454           5,348           5,005
                                                130,718         113,863         238,944         206,886
    Operating income                       $      5,265    $      6,074    $        383    $     (1,895)

  ASIA PACIFIC
    Revenue:
      Transaction services                 $     45,189    $     41,312    $     73,837    $     66,212
      Management services                        28,041          26,263          55,881          49,706
      Equity earnings                             1,633               -           1,850               -
      Other services                              1,529             943           2,697           1,535
      Intersegment revenue                           33               -              61               -
                                                 76,425          68,518         134,326         117,453

    Operating expenses:
      Compensation, operating and
        administrative                           71,589          58,593         128,362         107,571
      Depreciation and
        amortization                              1,938           1,863           3,760           3,668
                                                 73,527          60,456         132,122         111,239
    Operating income                       $      2,898    $      8,062    $      2,204    $      6,214

LASALLE INVESTMENT MANAGEMENT
    Revenue:
      Transaction services                 $      3,886    $      8,989    $     14,935    $     10,891
      Advisory Fees                              43,084          32,518          81,353          60,768
      Incentive Fees                            117,766           1,381         131,310           3,757
      Equity earnings                             7,911           4,674           6,821           3,783
      Intersegment revenue                          (29)              -             (58)              -
                                                172,618          47,562         234,361          79,199

    Operating expenses:
      Compensation, operating and
        administrative                           94,468          34,787         142,280          62,436
      Depreciation and
        amortization                                319             347             663             690
                                                 94,787          35,134         142,943          63,126
    Operating income                       $     77,831    $     12,428    $     91,418    $     16,073

      Total segment revenue                     519,881         329,958         856,198         569,531
      Intersegment revenue
        eliminations                               (498)           (240)           (662)           (529)
      Reclassification of equity
        earnings                                 (9,595)         (4,630)         (8,649)         (3,738)
          Total revenue                    $    509,789    $    325,088    $    846,887    $    565,264

      Total segment operating
        expenses                                426,139         295,674         755,187         546,421
      Intersegment operating
        expense eliminations                       (498)           (240)           (662)           (529)
          Total operating
            expenses before
            restructuring credits          $    425,641    $    295,434    $    754,526    $    545,892

      Operating income before
        restructuring credits              $     84,148    $     29,654    $     92,361    $     19,372

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                           Consolidated Balance Sheets
               June 30, 2006, December 31, 2005 and June 30, 2005
                                 (in thousands)

                                             June 30,      December 31,      June 30,
                                               2006            2005            2005
                                           ------------    ------------    ------------
                                            (Unaudited)                    (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                $     23,879    $     28,658    $     21,339
  Trade receivables, net of
    allowances                                  516,669         415,087         269,024
  Notes and other receivables                    24,140          15,231          13,970
  Prepaid expenses                               28,365          22,442          24,705
  Deferred tax assets                            21,836          35,816          26,282
  Other assets                                   14,342          13,864           9,437
    Total current assets                        629,231         531,098         364,757

  Property and equipment, at cost,
    less accumulated depreciation                98,507          82,186          71,475
  Goodwill, with indefinite useful
    lives, at cost, less accumulated
    amortization                                500,342         335,731         339,352
  Identified intangibles, with
    definite useful lives, at cost,
    less accumulated
    amortization                                 41,412           4,391           7,055
  Investments in real estate ventures           114,035          88,710          78,752
  Long-term receivables                          25,726          20,931          14,646
  Deferred tax assets                            72,651          59,262          41,870
  Other assets                                   26,330          22,460          22,743
                                           $  1,508,234    $  1,144,769    $    940,650

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
    liabilities                            $    143,660    $    155,741    $     96,277
  Accrued compensation                          245,268         300,847         127,660
  Short-term borrowings                          15,192          18,011          13,778
  Deferred tax liabilities                        2,993             400             643
  Deferred income                                29,939          20,823          20,814
  Other liabilities                              34,933          26,813          15,569
    Total current liabilities                   471,985         522,635         274,741

Long-term liabilities:
  Credit facilities                             284,955          26,697         139,194
  Deferred tax liabilities                        2,910           3,079               -
  Deferred compensation                          22,219          15,988          14,789
  Minimum pension liability                      17,457          16,753           2,111
  Deferred business acquisition
    obligations                                  32,854               -               -
  Other liabilities                              30,242          23,614          23,817
    Total liabilities                           862,622         608,766         454,652

Stockholders' equity:
  Common stock, $.01 par value per
    share, 100,000,000 shares authorized;
    35,841,474, 35,199,744 and 34,229,868
    shares issued and outstanding as of
    June 30, 2006, December 31, 2005
    and June 30,2005, respectively                  358             352             341
  Additional paid-in capital                    643,878         606,001         575,241
  Retained earnings                             162,282         100,141          21,065
  Stock held by subsidiary                     (153,026)       (132,791)       (101,754)
  Stock held in trust                              (935)           (808)           (530)
  Accumulated other comprehensive loss           (6,945)        (36,892)         (8,365)
    Total stockholders' equity                  645,612         536,003         485,998
                                           $  1,508,234    $  1,144,769    $    940,650

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
                 For the Six Months Ended June 30, 2006 and 2005
                                 (in thousands)
                                   (Unaudited)

                                                     Six Months Ended June 30,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
Cash provided by earnings                          $    115,788    $     47,405

Cash used in working capital                           (147,829)       (104,470)

Cash used in operating activities                       (32,041)        (57,065)

Cash used in investing activities                      (223,011)        (27,198)

Cash provided by financing activities                   250,273          75,459

  Net decrease in cash and cash equivalents              (4,779)         (8,804)

Cash and cash equivalents, beginning of period           28,658          30,143

Cash and cash equivalents, end of period           $     23,879    $     21,339

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm's revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm's EBITDA may not be comparable to similarly titled measures used by other companies.

    Below is a reconciliation of net income to EBITDA (in thousands):

                                                     Six Months Ended June 30,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
Net income                                         $     70,776    $     16,169
Add:
Interest expense, net of interest income                  7,687           1,686
Depreciation and amortization                            20,354          16,645
Provision for income taxes                               24,397           5,505

EBITDA                                             $    123,214    $     40,005

    Below is a reconciliation of net cash provided by operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                                                     Six Months Ended June 30,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
Net cash used in operating activities              $    (32,041)   $    (57,065)
Add:
Interest expense, net of interest income                  7,687           1,686
Change in working capital and non-cash expenses         123,171          89,879

Provision for income taxes                               24,397           5,505

EBITDA                                             $    123,214    $     40,005

2. Net debt represents the aggregate of 'Short-term borrowings' and 'Credit facilities,' less 'Cash and cash equivalents.'

3. For purposes of segment operating results, the allocation of restructuring charges (credits) to our segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges (credits) being allocated.

4. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, to be filed with the Securities and Exchange Commission shortly.

5. Beginning in 2006, we have renamed 'Implementation Services' to 'Transaction Services.'

6. Earnings per common share is calculated by dividing net income available to common shareholders by weighted average shares outstanding. Dividend equivalents to be paid on outstanding but unvested shares of restricted stock units are deducted from net income in the period the dividend is declared when calculating net income available to common shareholders.

                                                Three Months Ended               Six Months Ended
                                                     June 30,                        June 30,
                                           ----------------------------    ----------------------------
                                               2006            2005            2006            2005
                                           ------------    ------------    ------------    ------------
Net income before
  cumulative effect of
  change in accounting
  principle                                $     66,216    $     24,751    $     69,596    $     16,169
Cumulative effect of change
  in accounting principle                             -               -           1,180               -

Net income                                       66,216          24,751          70,776          16,169
Dividends on unvested
  common stock                                      521               -             521               -
Net income available
  to common shareholders                   $     65,695    $     24,751    $     70,254    $     16,169

Basic weighted average
  shares outstanding                         31,688,327      31,039,575      31,600,591      31,153,475

Basic income per common share before
 cumulative effect of change in
 accounting principle and dividends
 on unvested common stock                  $       2.09    $       0.80    $       2.20    $       0.52
Cumulative effect of
  change in accounting
  principle                                           -               -            0.04               -
Dividends on unvested
  common stock                                     0.02               -            0.02               -
Basic earnings per common
  share                                    $       2.07    $       0.80    $       2.22    $       0.52

Diluted weighted average
  shares outstanding                         33,821,945      33,512,356      33,796,465      33,624,487

Diluted income per common
  share before cumulative
  effect of change in
  accounting principle
  and dividends on
  unvested common stock                    $       1.96    $       0.74    $       2.06    $       0.48
Cumulative effect of change
  in accounting principle                             -               -            0.03               -
Dividends on unvested
  common stock                                     0.02               -            0.01               -
Diluted earnings per
  common share                             $       1.94    $       0.74    $       2.08    $       0.48

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             07/25/2006
    /CONTACT: Lauralee E. Martin, Chief Operating and Financial Officer of Jones Lang LaSalle Incorporated, +1-312-228-2073/
    /Web site:  http://www.joneslanglasalle.com
                http://www.videonewswire.com/JLL/34689/event.html /
    (JLL)